Exhibit 2.1

CONTRIBUTION AGREEMENT
Dated as of March 29, 2019
By and Among
THE PARKING REIT, INC.,
a Maryland corporation,

MVP REALTY ADVISORS, LLC, dba THE PARKING REIT ADVISORS
a Nevada limited liability company,

VESTIN REALTY MORTGAGE I, INC.
a Maryland corporation,

VESTIN REALTY MORTGAGE II, INC.
a Maryland corporation,

And

MICHAEL V. SHUSTEK, an individual

CONTENTS
Page
ARTICLE I CONTRIBUTION
Section 1.01	CONTRIBUTION
ARTICLE II CLOSING
Section 2.01	CLOSING AND PLACE
Section 2.02	CLOSING DELIVERABLES
Section 2.03	COSTS
ARTICLE III REPRESENTATIONS AND WARRANTIES
Section 3.01	REPRESENTATIONS AND WARRANTIES OF REIT MANAGER
Section 3.02	REPRESENTATIONS AND WARRANTIES OF THE REIT
ARTICLE IV COVENANTS
Section 4.01	LITIGATION SUPPORT
Section 4.02	COOPERATION ON POST-CLOSING TAX MATTERS
Section 4.03	RESTRICTIVE COVENANTS
Section 4.04	PUBLICITY
Section 4.05	RESTRICTIONS ON RESALE OF THE CONSIDERATION
Section 4.06	EMPLOYEE MATTERS
Section 4.07	Directors' and Officers' Indemnification and Insurance
ARTICLE V INDEMNIFICATION AND CLAIMS
Section 5.01	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
Section 5.02	INDEMNIFICATION OF THE REIT
Section 5.03	INDEMNIFICATION OF REIT MANAGER
Section 5.04	LIMITATIONS
Section 5.05	INDEMNIFICATION PROCEDURES
Section 5.06	CHARACTER OF INDEMNITY PAYMENTS
Section 5.07	REMEDIES
Section 5.08	SUBROGATION/INSURANCE
ARTICLE VI GENERAL PROVISIONS
Section 6.01	NOTICES
Section 6.02	ENTIRE AGREEMENT; AMENDMENTS
Section 6.03	SUCCESSORS AND ASSIGNS
Section 6.04	FURTHER DOCUMENTS
Section 6.05	GOVERNING LAW; JURISDICTION
Section 6.06	COUNTERPARTS
Section 6.07	CONSTRUCTION OF AGREEMENT
Section 6.08	NO WAIVER
Section 6.09	SEVERABILITY
Section 6.10	HEADINGS
Section 6.11	INTERPRETATION

Exhibit A Defined Terms
Exhibit B Form of Services Agreement
Exhibit C Schedule of Transferred Liabilities and Retained Liabilities
Exhibit D	Forms of Certificate Pursuant to Treasury Regulations Section
1.1445-2
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form(s) of IP Assignments
Exhibit I	Letter Agreement by REIT Manager, Shustek and the other parties thereto to the REIT Board regarding Common Stock Ownership Limits
Exhibit J	Employee Leasing Agreement
Exhibit K-1, K-2, K-3	Form of Employment Agreements

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this "Agreement") is executed as of March 29, 2019 and effective as of April 1, 2019 (the "Effective Date") by and among THE PARKING REIT, INC., a Maryland corporation (the "REIT" or the "Company"), MVP REALTY ADVISORS, LLC, DBA THE PARKING REIT ADVISORS, a Delaware limited liability company ("REIT Manager"), VESTIN REALTY MORTGAGE I, INC., a Maryland corporation ("VRTA") (solely for purposes of Section 1.01(c) hereof), VESTIN REALTY MORTGAGE II, INC., a Maryland corporation ("VRTB") (solely for purposes of Section 1.01(c) hereof) and MICHAEL V. SHUSTEK, an individual ("Shustek") (solely for purposes of Section 4.03 hereof). Capitalized terms used but not defined herein shall have the respective meanings set forth on Exhibit A.

RECITALS
WHEREAS, REIT Manager was created primarily to provide management services to the Company;
WHEREAS, the REIT, MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the "OP") and REIT Manager entered into a Second Amended and Restated Advisory Agreement, dated as of May 26, 2017 (as may be amended from time to time, the "Management Agreement");
WHEREAS, effective as of the Effective Date, REIT Manager and the REIT have agreed, subject to the terms expressed in this Agreement, that REIT Manager shall convey the Transferred Assets (as defined below) and the Transferred Liabilities (as defined below) to the Company;
WHEREAS, the Board of Directors of the REIT (the "REIT Board"), on behalf of the REIT and on behalf of the REIT as the general partner of the OP, including all of the independent members of the REIT's Board of Directors (the "Independent Board Members"), have reviewed and evaluated the Transactions and has unanimously determined that the Transactions, and the entering into by the REIT and the OP of this Agreement and the Transaction Documents, are in the best interests of the REIT and its stockholders and the OP and its limited partners;
WHEREAS, concurrently herewith, the Company and REIT Manager are entering into that certain Employee Leasing Agreement, dated as of the date hereof (the "Employee Leasing Agreement"), pursuant to which the Company has agreed to lease the Business Employees (as defined below) to the REIT to provide certain services to the REIT during the Employee Leasing Period (as defined below); and
WHEREAS, concurrently herewith, the Company and each of the Key Executives (as defined below) are entering into employment agreements substantially in the form of Exhibit K-1, K-2 and K-3 (each, an "Employment Agreement" and, collectively, the "Employment Agreements").
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
 CONTRIBUTION
Section 1.01 CONTRIBUTION.
(a) Consideration. Upon the terms and provisions of this Agreement and in representations, warranties, and covenants, and agreements made herein, effective as of the Effective Date, (i) the Company shall purchase from REIT Manager, and REIT Manager shall sell, assign, convey, transfer and deliver to the Company, all of REIT Manager's right, title, and interests in and to the Transferred Assets and (ii) the Company shall accept the Transferred Assets and assume, and in due course pay and discharge, the Transferred Liabilities (the "Contribution"). In exchange for the Contribution, the Company shall issue to REIT Manager 1,600,000 shares of Common Stock (as defined below), issuable in four equal installments, the first being due at the Effective Date and then each subsequent installment due on December 31st of each year thereafter (or if December 31st is not a Business Day, the day that is last Business Day in such year) beginning on December 31, 2019 (the "Consideration"). Notwithstanding anything to the contrary herein, the Transferred Assets and the Transferred Liabilities shall not include any of the Retained Liabilities.
(b) Fractional Consideration.  No fractional shares of Common Stock (as defined below) shall be issued pursuant to this Agreement. If aggregating all Common Stock that REIT Manager otherwise would be entitled to receive pursuant to this Agreement would require the issuance of a fractional share of Common Stock, in lieu of such fractional share of Common Stock, REIT Manager shall be entitled to receive one share of Common Stock for each fractional share of Common Stock of 0.50 or greater. The Company will not issue a share of Common Stock for any fractional share of Common Stock of less than 0.50.
(c) Call Right.
(i)
At any time on or prior to December 31, 2022, the REIT may elect, in its sole discretion, to repurchase up to 1,100,0000 shares of Common Stock then held by REIT Manager, VRTA, and/or VRTB (each, a "Call Party" and collectively, the Call Parties") at a price equal to $17.50 per share of Common Stock.

(ii)
If the REIT elects to exercise its right to repurchase Common Stock from the Call Parties pursuant to this Section 1.01(c), the REIT shall deliver to the Call Parties a written notice (the "Repurchase Notice") specifying the number of shares of Common Stock to be repurchased by the REIT (the "Repurchased Common Stock").  The REIT shall repurchase the Repurchased Shares from each Call Party in proportion to each Call Party's Relative Interest.  For purposes of this Section 1.01(c), a Call Party's "Relative Interest" shall mean the number of shares of Common Stock then held by such Call Party divided by the total number of shares of Common Stock then held by all of the Call Parties.

(iii)
Each Call Party shall, at the closing of any such repurchase consummated pursuant to this Section 1.01(c), represent and warrant to the REIT that (i) such Call Party has full right, title and interest in and to the Repurchased Common Stock repurchased from such Call Party, (ii) such Call Party has all the necessary power and authority and has taken all necessary action to sell such Repurchased Common Stock repurchased from such Call Party as contemplated by this Section 1.01(c), and (iii) the Repurchased Common Stock repurchased from such Call Party are free and clear of any and all Encumbrances of any nature whatsoever, other than those imposed by Law or resulting from action by a the REIT. The closing of any such repurchase consummated pursuant to this Section 1.01(c) shall take place no later than 30 days following receipt by the Call Parties of the Repurchase Notice. The REIT shall give the Call Parties at least ten days written notice of the date of closing (the "Call Right Closing Date").

(iv)
The REIT shall pay to each Call Party an amount equal to $17.50 multiplied by the number of shares of Repurchased Common Stock multiplied by such Call Party's Relative Interest (the "Call Repurchase Price") for the Repurchased Common Stock by certified or official bank check or by wire transfer of immediately available funds on the Call Right Closing Date.

(v)
The Call Parties shall take all actions as may be reasonably necessary to consummate the repurchase contemplated by this Section 1.01(c), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed reasonably necessary or appropriate by the REIT and the Call Parties.

(vi)
At the closing of any repurchase pursuant to this Section 1.01(c), each Call Party shall deliver to the REIT a certificate or certificates representing the Repurchased Common Stock, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Call Repurchase Price.

(d) Accrued Management Fee. Notwithstanding anything to the contrary in the Management Agreement, effective as of the Closing (as defined below), no Accrued Management Fee shall be due from REIT to REIT Manager.
(e) Subordinated Compensation.  Notwithstanding anything to the contrary in the Management Agreement, effective as of the Closing (as defined below), no Subordinated Compensation, nor any interest thereon, shall be due from the REIT to REIT Manager.
ARTICLE II
Closing
Section 2.01 CLOSING AND PLACE. The closing of the Transactions (the "Closing") will take place as soon as reasonably practicable after delivery of the Transaction Documents (or waiver of such delivery) as provided in Section 2.02. The date on which the Closing actually takes place is referred to as the "Closing Date". From the Closing Date until the Effective Date, REIT Manager shall operate the Business in the ordinary course of business consistent with past practices and not contrary to the services required by Schedule A of the Services Agreement.
Section 2.02 CLOSING DELIVERABLES. At the Closing, the following events shall occur and the following closing documents (collectively, the "Transaction Documents") shall be executed and delivered by and to the parties specified below:
(a) Deliverables of the REIT.  At the Closing, the REIT shall deliver to REIT Manager the following, unless any of the following are waived by REIT Manager in writing:
(i)	a duly executed Services Agreement, substantially in the form of Exhibit B (the "Services Agreement");
(ii)	a duly executed Assignment and Assumption Agreement, substantially in the form of Exhibit E, (the "Assignment and Assumption Agreement");
(iii)	a duly executed Bill of Sale, substantially in the form of Exhibit F, (the "Bill of Sale");
(iv)
a duly completed and executed certificate, substantially in the form of Exhibit D, consistent with the requirements of Treasury Regulations Section 1.1445-2 from REIT Manager representing as to REIT Manager's status as a non-foreign person;

(v)	a duly executed Registration Rights Agreement, substantially in the form of Exhibit G;
(vi)	one or more assignments of Intellectual Property substantially in the form of Exhibit H:
(vii)	a duly executed Employee Leasing Agreement, substantially in the form of Exhibit J;
(viii)	an employment agreement substantially in the form of Exhibit K-1, K-2 and K-3 duly executed by the Key Executives, respectively;
(ix)	a certificate, dated as of the Closing Date, signed by the Secretary or other authorized officer of the REIT, certifying to the completion of all necessary corporate
(x)	action by the REIT to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby;
(xi)
a certificate in form and substance reasonably satisfactory to REIT Manager, dated as of the Closing Date and duly executed and delivered by the REIT, certifying (A) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the representations and warranties of the REIT set forth herein is true and correct as of the Closing Date as though made on and as of the Closing Date (except any representations and warranties that expressly speak as of a specified date or time need only be true and correct as the case may be, as of such specified date or time); provided that any exceptions and qualifications with regard to materiality or Material Adverse Effect contained therein shall be disregarded for purposes of this Section 2.02(a)(viii), and (B) all of the covenants and agreements of the REIT set forth herein and required to have been performed as of the Closing Date have been performed in all material respects as of the Closing Date; and

(xii)
an acknowledgement of the termination of the Management Agreement executed by REIT Manager dated as of the Closing Date, providing that the Management Agreement, following such termination, shall be void and shall have no effect, and no party thereto shall have any liability to the other party or parties thereto or their respective Affiliates, or their respective directors, officers or employees, except as expressly contemplated herein, except that nothing therein shall relieve any party from liability for any fees or expenses accrued through such termination or for any breach of the Management Agreement that arose prior to such termination;

(xiii)
a letter agreement duly executed and delivered by REIT Manager, Shustek and the other parties thereto to the REIT Board in the form of Exhibit I providing for, among other things, certain certifications to support an exemption from the common stock ownership limit contained in the Second Articles of Amendment and Restatement of the REIT as in effect on the date hereof; and

(xiv)
such other documents shall be executed and delivered, and such items shall be done, as may be reasonably required to effect the consummation of the Transactions, in accordance with the terms of this Agreement.

(b) Deliverables of REIT Manager.  At the Closing, REIT Manager shall deliver to the REIT the following, unless any of the following are waived by the REIT in writing:

(i)	a duly executed Services Agreement;
(ii)	a duly executed Assignment and Assumption Agreement;
(iii)	a duly executed Bill of Sale;
(iv)	a duly executed Employee Leasing Agreement;
(v)	each of the Employment Agreements duly executed by the employee signatory thereto;
(vi)
a duly completed and executed certificate, substantially in the form of Exhibit D, consistent with the requirements of Treasury Regulations Section 1.1445-2 from REIT Manager representing as to REIT Manager's status as a non-foreign person; and

(vii)
a certificate, dated as of the Closing Date, signed by the Secretary or other authorized officer of REIT Manager, certifying to the completion of all necessary corporate action by REIT Manager to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby;

(viii)
a certificate in form and substance reasonably satisfactory to the REIT, dated as of the Closing Date and duly executed and delivered by REIT Manager, certifying (A) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the representations and warranties of REIT Manager set forth herein is true and correct as of the Closing Date as though made on and as of the Closing Date (except any representations and warranties that expressly speak as of a specified date or time need only be true and correct as the case may be, as of such specified date or time); provided that any exceptions and qualifications with regard to materiality or Material Adverse Effect contained therein shall be disregarded for purposes of this Section 2.02(b)(vi), and (B) all of the covenants and agreements of REIT Manager set forth herein and required to have been performed as of the Closing Date have been performed in all material respects as of the Closing Date;

(ix)
a certificate from REIT Manager, in form and substance reasonably satisfactory to the REIT, executed by the Secretary (or other executive officer) or manager of REIT Manager, certifying as of the Closing Date: all applicable resolutions, fully and properly adopted and not amended, modified, revoked or rescinded, evidencing REIT Manager's authorization to execute, deliver and perform each of the Transaction Documents to which REIT Manager is a party;

(x)
an acknowledgement of the termination of the Management Agreement executed by REIT Manager dated as of the Closing Date, providing that the Management Agreement, following such termination, shall be void and shall have no effect, and no party thereto shall have any liability to the other party or parties thereto or their respective Affiliates, or their respective directors, officers or employees, except as expressly contemplated herein, except that nothing therein shall relieve any party from liability for any fees or expenses accrued through such termination or for any breach of the Management Agreement that arose prior to such termination;

(xi)
evidence reasonably acceptable to the REIT that REIT Manager has declared and distributed to the holders of its Equity Interests, in proportion to each such holder's Equity Interest in REIT Manager by wire transfer of immediately available funds, the Pre-Closing Cash; and

(xii)
written confirmation to the reasonable satisfaction of the REIT that each of the employment agreements listed or required to be listed as a Material Contract on Schedule 3.01(g) has been terminated and shall have no effect as of the Closing Date..

Section 2.03 COSTS. REIT Manager shall directly pay for all out of pocket costs incurred by such REIT Manager in connection with the Transactions, including any legal fees or fees of any financial, accounting and other advisors incurred by or on behalf of the REIT Manager in connection with the Transactions. The REIT shall directly pay for all costs of the REIT and the REIT Board incurred in connection with the Transactions, including but not limited to any fees of its legal, financial and accounting advisors. The provisions of this Section 2.03 shall survive the Closing.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES
Section 3.01 REPRESENTATIONS AND WARRANTIES OF REIT MANAGER. The REIT Manager, hereby represents and warrants to the REIT as follows as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:
(a) Organization and Qualification of REIT Manager. REIT Manager: (i) is a duly formed limited liability company validly existing and in good standing under the Laws of the State of Nevada and is qualified to do business in each of the states in which it is required to be qualified, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect; and (ii) has the requisite corporate power and authority to carry on its business as now being conducted. Schedule 3.01(a) accurately sets forth the names of all legal owners of the Equity Interests of REIT Manager and the percentage ownership of each such Person.  Except as set forth in Schedule 3.01(a), since its formation, the REIT Manager has not engaged in any business or other activities other than the Business.
(b) Due Authorization; Approvals of REIT Manager. The execution and delivery of this Agreement and the Transaction Documents to which REIT Manager is a party, and the performance by REIT Manager of the Transactions contemplated to be performed by it, have been approved by all necessary corporate action or other proceedings on the part of REIT Manager. This Agreement has been duly executed and delivered by an authorized person on behalf of REIT Manager and constitutes the legal, valid and binding agreement of REIT Manager enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws affecting enforcement of creditors' rights and to general principles of equity (the "Enforceability Exceptions").
(c) No Conflict; Legal Compliance. (i) Neither the execution, delivery, nor performance of this Agreement by REIT Manager, nor any action or omission on the part of REIT Manager required pursuant hereto, nor the consummation of the Transactions by REIT Manager will (A) result in a breach or violation of, or constitute a default under, any Legal Requirement applicable to REIT Manager, (B) result in a breach of any term or provision of the organizational documents of REIT Manager or (C) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which REIT Manager is a party or by which any of REIT Manager's properties are bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except in the case of (A) or (C), as would not reasonably be expected to result in a Material Adverse Effect; and (ii) REIT Manager is not, nor will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.
(d) Litigation and Default. Except as set forth on Schedule 3.01(d), (i) there is no legal proceeding pending against REIT Manager; (ii) to the REIT Manager's Knowledge, no material legal proceeding has been threatened in writing nor orally against REIT Manager; (iii) REIT Manager is not in breach of any provisions of any Legal Requirement; (iv) to the REIT Manager's Knowledge, no event has occurred that, with due notice or lapse of time or both, would constitute a breach of any Legal Requirement on the part of REIT Manager; and (v) to the REIT Manager's Knowledge, there is no investigation of a Governmental Authority pending or threatened against REIT Manager, other than as have not had and/or would not reasonably be expected to have a Material Adverse Effect. There are no outstanding, pending or, to the REIT Manager's Knowledge, threatened orders, writs, judgments, decrees, injunctions or settlements against REIT Manager that: (x) prohibit or restrict the consummation of the Transactions; or (y) have, or would reasonably be expected to have, a Material Adverse Effect with respect to REIT Manager.
(e) Insolvency. REIT Manager is not subject to: (i) a general assignment for the benefit of creditors; (ii) a voluntary petition in bankruptcy of an involuntary petition by its creditors; (iii) the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) the attachment or other judicial seizure of all, or substantially all, of its assets; (v) an admission in writing of its inability to pay its debts as they come due; or (vi) an offer of settlement, extension or composition to its creditors generally.
(f) Title to Assets. At the Closing Date, REIT Manager will have good, valid and marketable title to all Transferred Assets. All such Transferred Assets are free and clear of all Encumbrances other than: (i) Encumbrances for or in respect of Taxes or governmental levies not yet due and payable; (ii) the rights of lessors and lessees under leases executed in the ordinary course of business; (iii) the rights of licensors and licensees under licenses executed in the ordinary course of business.  Each of the Transferred Assets is suitable in all material respects for the purpose for which it is intended to be used.  At the Closing Date, taking into account the services to be provided under the Services Agreement and the Employee Leasing Agreement, and after the consummation of the transactions contemplated hereby, taken as a whole, the REIT will own, lease or have the legal right to use the rights, properties and assets sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted and the Transferred Assets constitute all of the rights, properties and assets necessary to conduct the Business as currently conducted.
(g) Contracts. The contracts listed on Schedule 3.01(g) constitute all of the Material Contracts (and all amendments or modifications thereto) as of the Closing Date. Furthermore, there are no change orders, modifications or amendments to any of the Contracts as of the Closing Date that have been agreed to and have not been reduced to writing as of the Closing Date. REIT Manager is not a party to any contract other than the Material Contracts that are necessary for the operation of the Business and all contracts that are necessary for the operation of the Business comprise Transferred Assets after giving effect to the services contemplated by the Services Agreement. For the purposes of this Agreement, the term "Material Contracts" shall include, solely as such term applies to a Contract of REIT Manager:
(i)
any Contract that is expected to provide for payment or receipt by REIT Manager of more than $50,000 in any given calendar year or more than $100,000 in the aggregate for the remaining term of the Contract (other than any Contract that is terminable by REIT Manager with ninety (90) days written notice without payment or penalty);

(ii)
any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of equity interests, sale of assets, outsourcing or otherwise) with material ongoing obligations;

(iii)	any joint venture, partnership, strategic alliance, teaming, cooperation or similar Contract;
(iv)	any written Contract for the employment of any employee of the REIT Manager and any collective bargaining agreement or Contract with any labor union;
(v)
any Contract under which REIT Manager receives or grants a license or other rights (including by means of a covenant not to sue, trademark co-existence agreement or similar agreement) with respect to Intellectual Property or any option relating thereto (excluding any license to off-the-shelf noncustomized software that is generally commercially available for a fee of less than $25,000 annually for such license) (collectively, the "IP Licenses");

(vi)
any Contract that limits or purports to limit (or that following Closing would limit) the ability of REIT Manager and/or its Affiliates (A) to compete in any line of business, with any Person, in any geographic area or during any period of time or (B) to solicit any customers or employees;

(vii)	any Contract that grants any right of first refusal, right of first offer or option to acquire or similar right in respect of the assets of REIT Manager;
(viii)	any Contract that contains any exclusivity restriction or a "most favored nation" clause;
(ix)
any settlement agreement, assurance of discontinuance, consent agreement, or memorandum of understanding with respect to any lawsuit, litigation, arbitration, mediation, action or other proceeding, in each such case, with material continuing obligations thereunder or involving material injunctive or nonmonetary relief;

(x)	any Contract entered into with any Governmental Authority with continuing obligations thereunder;
(xi)	any Contract to enter into any of the foregoing; and
(xii)	any other Contract that is necessary for the operation of the Business.
(h) No Defaults Under Contracts; Valid and Binding. REIT Manager nor, to the Knowledge of REIT Manager, any other party to any Contract, has given or received any notice of any uncured material default with respect to any Contract, and no event has occurred or, to the Knowledge of REIT Manager, is pending or threatened, which through the passage of time or the giving of notice, or both, would constitute a material default under any Contract.  Each Contract is in full force and effect and constitutes a is a legal, valid and binding agreement of REIT Manager enforceable against REIT Manager and, to the Knowledge of REIT Manager, each other party thereto, in accordance with its terms, in each case, subject to the Enforceability Exceptions.
(i) Compliance With Laws. Between the time of REIT Manager's formation and the Closing Date, REIT Manager has not received written notice of any violation of any Laws relating to or arising out of the Business, the Business Employees, the Transferred Assets, or the Contracts that remains uncured.

REIT Manager is not, and since its date of formation, has not been, in material default under or in material violation of, nor has it been charged with any material violation of, any Law, relating to or arising out of the Business, the Business Employees, the Transferred Assets, or the Contracts. To the Knowledge of REIT Manager, the Business has at all times since the time of REIT Manager's formation been operated in all material respects in accordance with applicable Laws and Governmental Licenses.
(j) Foreign Asset Control. REIT Manager is not nor, to the Knowledge of REIT Manager, is any of its Affiliates or constituents a Person that: (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. None of REIT Manager or any of its Affiliates or constituents engages, or will engage in, any dealings or transactions, or is or will be otherwise associated, with any Designated Person. REIT Manager is in compliance in all material respects with the Patriot Act. REIT Manager has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that: (y) no Person who owns any direct or indirect interest in REIT Manager is a Designated Person; and (z) funds invested directly or indirectly in REIT Manager is derived from legal sources.
(k) Tax Matters.
(i)
REIT Manager from the time of its formation has been treated as a disregarded entity or partnership other than a publicly traded partnership for United States federal income Tax purposes. REIT Manager has never made an election under Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law) to be treated as an association taxable as a corporation.

(ii)
REIT Manager has timely filed all material federal, state, local and foreign Tax Returns required to be filed by it with the appropriate Tax Authorities (after giving effect to any filing extension properly granted by any such Tax Authority having authority to do so). All such Tax Returns and reports are true, correct, and complete in all material respects. REIT Manager has not sought or obtained any "private letter ruling" or similar guidance from the U.S. Internal Revenue Service (or comparable state, local, or non-U.S. authority).

(iii)
REIT Manager has timely paid (or had timely paid on its behalf) or will timely pay all material Taxes due and payable by REIT Manager whether or not shown as owing on such Tax Returns. All material Taxes that REIT Manager was required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor or other third party have been duly withheld or collected and, to the extent required, have been timely remitted to the appropriate Tax Authority. No deficiencies for any material Taxes have been proposed, asserted or assessed in writing against REIT Manager, and no waivers or extensions of the time to assess or collect any such Taxes are currently in effect.

(iv)	There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of REIT Manager.
(v)
There are no pending or threatened in writing audits, assessments, claims, proceedings, or other actions with respect to Taxes or Tax Returns of, or with respect to, REIT Manager, or any matters under discussion with any Tax Authority with respect to Taxes that are likely to result in an additional liability for material Taxes on the part of REIT Manager. No power of attorney has been granted to any Person with respect to any Tax matter of REIT Manager that will remain in force after the Closing. No claim has been made by any Tax Authority in a jurisdiction where REIT Manager does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
(vi)
The representations and warranties contained in this Section 3.01(k) are the sole and exclusive representations and warranties made by REIT Manager relating to Tax matters, including compliance with and liabilities arising under Tax Laws.

(vii)	REIT Manager does not own any equity interest in any other entity (as determined for U.S. federal income Tax purposes), and REIT Manager is not party to a joint venture or similar arrangement.
(viii)
REIT Manager is not party to any plan or policy covering (or agreement with) any Business Employee that is subject to Section 409A of the Code or that could require REIT Manager, or any of its successors or assigns, to provide any gross up, indemnify or reimburse payments to any Person for any taxes, penalties or interest incurred because of a violation of Section 409A of the Code.

(ix)
Notwithstanding any provision of this Agreement to the contrary, (i) the foregoing provisions of this Section 3.01(k) constitute the sole and exclusive representations and warranties of the REIT Manager regarding Taxes, Tax Returns and other matters relating to Taxes and (ii) nothing in this Agreement (including this Section 3.01(k)) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the REIT Manager or with respect to Taxes for any period or portion thereof ending after the Closing Date.

(l) Absence of Certain Changes. From January 1, 2017 until the Closing Date, REIT Manager has operated in the ordinary course of business in all material respects.
(m) Employees.
(i)
REIT Manager has made available to the REIT a list (the "Employee Roll") of those individuals who are the employees of REIT Manager as of the date that is [no more than two (2) Business Days] prior to the Closing Date (each, a "Business Employee").  The Employee Roll includes the following accurate and complete information as of the date provided with respect to each Business Employee: (i) annual base salary, (ii) annual bonus paid to such Business Employee for the REIT's last completed fiscal year, (iii) accrued unused vacation days; and (iv) a list, by type of plan, of each group welfare or retirement plan in which such Business Employee is eligible to participate.  Except as set forth in the Employee Roll, neither the execution and delivery of this Agreement or the Transaction Documents, nor the performance of the Transactions, will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including severance payments, but excluding unemployment or other statutory compensation payments) becoming due from the REIT Manager or any of its Subsidiaries to any Business Employee, under any Manager Plan; (B) materially increase any benefits otherwise payable under any Manager Plan; or (C) result in any acceleration of the time of payment or vesting of any benefits payable by the REIT Manager or any of its Subsidiaries to any Business Employee under any Manager Plan; or (D) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, reasonably be expected to constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

(ii)
REIT Manager is not a party to any collective bargaining agreement or labor union contract (each a "Collective Bargaining Agreement"); no Collective Bargaining Agreement is being negotiated; and REIT Manager is not the subject of any legal proceeding that seeks to compel REIT Manager to bargain with any labor organization as to wages or conditions of employment or any other matter. No labor organization or group of employees of REIT Manager has made, in writing, a pending demand for recognition or certification, and, to the REIT Manager's Knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There is no strike, lockout, slowdown, or work stoppage against REIT Manager currently pending or, to the Knowledge of any REIT Manager, threatened, that may interfere in any material respect with the conduct of the Business by REIT Manager.

(n) Benefit Plans. Subject to Sections 4.06(d) and 4.06(i), the Transferred Assets do not include any Manager Plans.  Neither REIT Manager nor any of its ERISA Affiliates has, within the preceding six (6) years, maintained, established, contributed to or been obligated to contribute to (A) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (B) a pension plan subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.
(o) Loans to REIT Manager. There are no outstanding loans to, or other Indebtedness incurred by, REIT Manager, except as set forth on Schedule 3.01(o).
(p) Licenses and Permits. (i) REIT Manager holds all material licenses, permits and other regulatory and governmental authorizations ("Governmental Licenses") that are required to be maintained by it in connection with the conduct of the Business, (ii) each such Governmental License is valid and in full force and effect in all material respects and will not be invalidated by consummation of the Transactions and (iii) REIT Manager has been in compliance in all material respects with all of the terms and requirements of each Governmental License, and, to REIT Manager's Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.
(q) Information Furnished; Financial Statements.
(i)
REIT Manager has made available to the REIT true and complete copies of all material corporate records of REIT Manager relevant to the Business and all other items referred to in the schedules of this Section 3.01.

(ii)
Copies of (i) the consolidated financial statements for REIT Manager, consisting of a balance sheet as of December 31, 2017 and the related statements of operations, members' equity and cash flows for the year then ended, and the notes thereto, and (ii) the unaudited consolidated financial statements for REIT Manager, consisting of a balance sheet as of September 30, 2018 (the "Current Balance Sheet") and the related statements of operations, member's equity and cash flows for the period then ended, (collectively, the "Financial Statements") have been made available to the REIT. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except in the case of the unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments. The Financial Statements are complete and correct in all material respects and fairly present, in all material respects in accordance with GAAP, the financial position and results of operations of REIT Manager as of their respective dates and for the respective periods presented, and are consistent with the books and records of REIT Manager (which books and records are complete and correct in all material respects). To the Knowledge of REIT Manager, the Business has no significant deficiencies in the design or operation of its internal controls that could reasonably be expected to materially impair the REIT's ability to record, process, summarize and report financial data with respect to the Business. REIT Manager has not identified any fraud, whether or not material, that involves management or other employees of REIT Manager who have a significant role in REIT Manager's internal controls with respect to the Business. There have been no changes in the internal controls of REIT Manager relating to the Business or in other factors with respect to REIT Manager's operations that could affect internal controls with respect to REIT Manager or the Business.
(r) Absence of Undisclosed Liabilities. There are no material liabilities or obligations relating to the Business or the Transferred Assets of any nature, whether accrued, contingent or otherwise required to be accrued on a balance sheet in accordance with GAAP, and, to the Knowledge of REIT Manager, there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a material liability or obligation, except for (i) the Transferred Liabilities, (ii) the Retained Liabilities, (iii) liabilities or obligations reflected in the Current Balance Sheet, or (iv) liabilities or obligations that were incurred since the date of the Current Balance Sheet in the ordinary course of business (including in the course of the Transactions).
(s) Real Property.
(i)
REIT Manager does not own any real property, has not owned any real property during the previous twelve months, and will not as of the Closing, own any real property. Schedule 3.01(s) sets forth a correct and complete list of the addresses of the real property leased or subleased to or occupied by REIT Manager (all such property, the "Leased Real Property") and also lists the lease or sublease and any amendments thereto pursuant to which REIT Manager occupies any Leased Real Property.

(ii)
REIT Manager has delivered, or made available, to the REIT prior to the execution of this Agreement correct and complete copies of all leases (including any amendments and renewal letters) required to be listed on Schedule 3.01(s).

(iii)
Except as set forth on Schedule 3.01(s), no other Person holds any sublease, lease option or other current or contingent right to occupy any of the Leased Real Property before the expiration of the applicable lease. No tenant or other party in possession of any of the Leased Real Property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(t) Environmental Liability. To REIT Manager's Knowledge, there are no pending legal, administrative, arbitral or other proceedings, or claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on REIT Manager of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance pending or threatened against REIT Manager, except as would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to REIT Manager. REIT Manager is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to REIT Manager.
(u) Intellectual Property.

(i)
Schedule 3.1(u) sets forth a true, complete and accurate list of: (A)  all registrations or applications for patents, trademarks, domain names or copyrights for the Transferred Intellectual Property owned by REIT Manager, in each case listing, as applicable, the title of the Intellectual Property, the jurisdiction (state, U.S. federal or foreign country), the application number and application date, the registration or patent number and registration or issuance date, and the registered owner (and, if different, the beneficial owner) (collectively, the "Registered IP"); and (B) any material unregistered trademarks. The Registered IP is (i) in compliance in all respects with all formal legal requirements to file, obtain or maintain such applications or registrations, (ii) valid and enforceable, and (iii) not subject to any Actions or maintenance fees that are or will become due within 90 days after the Closing Date.

(ii)
No Person has any joint ownership rights in any Transferred Intellectual Property owned by REIT Manager. Other than the IP Licenses, REIT Manager has not granted any license to any Person for any Transferred Intellectual Property owned by REIT Manager. As of the Closing Date, REIT Manager will own or otherwise have the right to use all of the Transferred Intellectual Property necessary for the conduct of the Business as it is currently conducted, free and clear of all Encumbrances.

(iii)
To the Knowledge of REIT Manager, use of the Transferred Intellectual Property in the conduct of the Business has not and does not infringe upon or misappropriate the Intellectual Property of any other Person. In addition, to the Knowledge of REIT Manager, none of the Transferred Intellectual Property owned by REIT Manager is being infringed upon, violated or misappropriated by any other Person. Consummation of the Transactions will not result in the imposition of any material financial obligation on the part of the REIT arising from the transfer of the Transferred Intellectual Property pursuant to the Transaction Documents.

(iv)
In each case in which REIT Manager has acquired or sought to acquire ownership of any Transferred Intellectual Property from any Person, including as a result of engaging such Person as a consultant, advisor, employee or independent contractor to independently or jointly conceive, reduce to practice, create or develop any Transferred Intellectual Property on behalf of the Manager (each an "Author"), REIT Manager has obtained unencumbered and unrestricted exclusive ownership of, by a written, valid and enforceable present assignment sufficient to irrevocably transfer, all of such Author's rights in such Intellectual Property and has obtained from such Authors the waiver of all non-assignable rights, including of any moral rights.

(v)
The computer systems, servers, telecommunications equipment, network equipment and other equipment, hardware and software owned, leased or licensed by the REIT Manager in connection with, relating to or necessary for the Business (collectively, the "IT Assets") operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by the REIT Manager and the operations of Business.  REIT Manager (1) has taken commercially reasonable measures to preserve and maintain the performance, security and integrity of the IT Assets (and all software, information or data stored thereon) including against any unauthorized use, access, interruption, modification or corruption and (2) maintains reasonable documentation regarding all IT Assets, their methods of operation and their support and maintenance.  REIT Manager has implemented and maintains commercially reasonable data backup, data storage, system redundancy, business continuity, and disaster avoidance and recovery procedures with respect to the IT Assets.  There has been no failure with respect to any IT Assets that has had a material effect on the operations of the Business and, to the Knowledge of REIT Manager, there has been no unauthorized access to or use of any IT Assets.

(vi)
At all times since January 1, 2015, the operation of the Business has been, to the extent applicable to the Business, in material compliance with (1) all Information Privacy, Security, and Consumer Protection Laws, (2) payment card industry data security standards (PCI DSS), and (3) all Contracts (or portions thereof) between the REIT Manager and its vendors, marketing affiliates or other partners that are applicable to the use and disclosure of Personal Information. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in any violation of any applicable Information Privacy, Security and Consumer Protection Laws, privacy policies or security policies of the Business.

(vii)
Privacy policies of the Business regarding the REIT Manager's collection, storage, use and distribution of the Personal Information of visitors to the Business' websites and mobile applications are and have been posted and accessible to individuals at all times since January 1, 2015 on REIT Manager's websites and mobile applications. All such posted policies are accurate and have not contained any material omissions of the Business' privacy practices or practices concerning the collection, use, storage, registration and disclosure of Personal Information, and the REIT Manager has been in material compliance with all posted privacy policies as they relate to the Business.

(viii)
The REIT Manager contractually requires all third parties, including vendors, marketing partners and other Persons providing services to the Business who, to any material degree, have access to or receive Personal Information from the Business that is part of the Transferred Assets to comply with all applicable Information Privacy, Security and Consumer Protection Laws regarding the use of such Personal Information.

(ix)
The REIT Manager has used commercially reasonable efforts consistent with all applicable Information Privacy, Security and Consumer Protection Laws, prevailing industry practices and the REIT Manager's privacy policies to protect the integrity, security, and confidentiality of all Personal Information that is part of the Transferred Assets.  To the Knowledge of the REIT Manager, there has been no material loss, unauthorized or illegal use, processing or disclosure of or access to, any Personal Information that is part of the Transferred Assets stored or secured by or for the Sellers.

(x)
To the extent that the REIT Manager receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data ("Cardholder Data") that is part of the Transferred Assets, the REIT Manager has implemented information security procedures, processes and systems that have at all times met or exceeded all applicable Information Privacy, Security and Consumer Protection Laws in all material respects related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable Governmental Entities, and the Payment Card Industry Standards Council (including PCI-DSS).

(xi)
The Business is not currently, or since January 1, 2015 has not been, under investigation by any Governmental Authority or received any oral, written or other claim, complaint, inquiry or notice from any third party or any Governmental Authority related to whether the REIT Manager's collection, processing, use, storage, security and/or disclosure of Personal Information that is part of the Transferred Assets (1) is in violation of any applicable Information Privacy, Security and Consumer Protection laws, privacy policies or security policies or (2) otherwise constitutes an unfair, deceptive or misleading trade practice.

(v) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of REIT Manager.
(w) Transactions with Related Parties. There is no: (i) agreement between REIT Manager, on the one hand, and any current or former officer, employee, director or partner of REIT Manager or any Affiliate of the foregoing Persons, excluding REIT Manager, on the other hand, except for employment agreements or other agreements governing terms of employment as set forth in Schedule 3.01(w); or (ii) agreement requiring payments to be made by REIT Manager to any Person on a change of control or otherwise as a result of the consummation of the Transactions, except in each case as set forth in Schedule 3.01(w).
(x) Insurance.
(i)
Schedule 3.01(x) sets forth a complete and correct list of all insurance policies held by or on behalf of the Business or REIT Manager as of the Closing Date (the "Business Insurance Policies"). REIT Manager has made available to the REIT a complete and correct copy of all the Business Insurance Policies together with all riders and amendments thereto. All the Business Insurance Policies are in full force and effect and REIT Manager is in compliance in all material respects with the terms of such policies. All premiums due and payable on the Business Insurance Policies have been duly and timely paid and, to REIT Manager's Knowledge, no notice of cancellation or termination has been received with respect to any such policy. The Business Insurance Policies will not terminate due to the consummation of the Transactions (assuming payment of any applicable policy premiums arising after the Closing).

(ii)
There are no claims pending under any of the Business Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies (other than through customary reservation of rights letters).

(y) Improper Payments. Neither REIT Manager nor, to the Knowledge of REIT Manager, any director, officer or representative of REIT Manager has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. REIT Manager has not received any written communication that alleges that REIT Manager, or any of its representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
(z) Investment Company Act. REIT Manager is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.
(aa) Brokers, Finders and Advisors. REIT Manager has not entered into any agreement resulting in, or which would reasonably be expected to result in, the REIT having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.
(bb) Exclusivity of Representations.  Except for the representations and warranties contained in this Section 3.01 (as modified by the schedules of this Section 3.01), the Transaction Documents, or any certificate delivered in connection herewith or therewith, none of REIT Manager or any other Person makes or has made any other representation or warranty, expressed or implied, at law or in equity, with respect to REIT Manager, the Transferred Assets, the Transferred Liabilities or any of the REIT Manager's

businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), and REIT Manager disclaims any other representations or warranties, whether made by REIT Manager or any of its Affiliates, direct or indirect equityholders, officers, directors, employees, agents or representatives (collectively, "Related Persons"), and no Related Person has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.
Section 3.02 REPRESENTATIONS AND WARRANTIES OF THE REIT. In each case except as disclosed in the REIT SEC Filings (but excluding any forward-looking disclosures set forth in any "risk factors" section, any disclosures in any "forward-looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) and except where the failure of any such representations or warranties to be true and correct results from an action or inaction by REIT Manager, the REIT hereby represents and warrants to REIT Manager as follows, as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:
(a) Organization and Qualification.  The REIT: (A) is a duly formed corporation validly existing and in good standing under the Laws of the State of Maryland and is qualified to do business in each of the states in which it is required to be qualified, except where the failure to be so qualified would not reasonably be expected to result in a REIT Material Adverse Effect; and (B) has the full corporate power and authority to carry on its business as now being conducted. The REIT has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the REIT pursuant to this Agreement. The REIT is not in material default under any provision of its articles of amendment and restatement (as amended and supplemented), bylaws or other organizational document.
(b) Qualification as REIT.  The REIT is organized and operated in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code.
(c) Due Authorization; Approvals. The REIT has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents to which it is a party has been duly authorized by the REIT and constitutes the legal, valid and binding agreement of the REIT enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement and the Transaction Documents to which the REIT is a party and the performance by the REIT of the Transactions has been approved and no other corporate or other proceedings on the part of the REIT are necessary to authorize the execution and delivery by the REIT of this Agreement or the Transaction Documents to which the REIT is a party or the performance by the REIT of the Transactions. Upon their execution, the Transaction Documents to which the REIT is a party will be duly executed and delivered by the REIT and will constitute valid and binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to the Enforceability Exceptions.
(d) Capitalization. The authorized capital of the REIT consists solely of: (i) 6,542,798.195 shares of common stock, par value $0.0001 per share (the "Common Stock"); and (ii) 2,862.246 shares of Series A preferred stock, par value $0.0001 per share and 39,810.929 shares of Series 1 preferred stock (the "Preferred Stock"). As of the Closing Date: (y) 6,540,365.168 shares of Common Stock are issued and outstanding and (z) 2,862.246 shares of Series A Preferred Stock are issued and outstanding and 39,810.929 shares of Series 1 Preferred Stock are issued and outstanding.  As of the date hereof, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to Awards (as defined in the 2015

Incentive Plan) granted under the 2015 Incentive Plan is 500,000. As of the date hereof, the maximum number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options (as defined in the 2015 Incentive Plan) granted under the 2015 Incentive Plan is 500,000.
(e) Opinion of Financial Advisor.  The REIT Board has received an opinion of Ladenburg Thalmann & Co. Inc. as financial advisor to the REIT Board (the "REIT Board Financial Advisor"), to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Consideration to be paid in the Contribution pursuant to this Agreement is fair, from a financial point of view, to the REIT. The REIT will make copies of such opinion available to REIT Manager promptly following the receipt thereof by the REIT Board, for informational purposes only, and it is agreed and understood that such opinion may not be relied on by any of REIT Manager.
(f) Brokers, Finders and Advisors. The REIT has not entered into any agreement resulting in, or which will result in, REIT Manager having any obligation or liability as a result of the execution and delivery of this Agreement, or the consummation of the Transactions, for any brokerage, finder or advisory fees or charges of any kind whatsoever, except that the REIT Board has employed the REIT Board Financial Advisor.
(g) Title to the Consideration. At Closing, the REIT Manager will acquire the Consideration free and clear of all Encumbrances of any nature whatsoever, other than those imposed by Law or resulting from action by a REIT Manager.
(h) Exclusivity of Representations. Except for the representations and warranties contained in Section 3.02 or the covenants and agreements of the REIT or its Affiliates in this Agreement and the Transaction Documents, the Transaction Documents, or any certificate delivered in connection herewith or therewith, none of the REIT or any other Person makes or has made any other representation or warranty, expressed or implied, at law or in equity, with respect to the REIT, its Affiliates or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), and the REIT disclaims any other representations or warranties, whether made by the REIT or any of its Related Persons, and no Related Person has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.
ARTICLE IV
COVENANTS
Section 4.01 LITIGATION SUPPORT.  In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, each of the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense; provided, however, that the contesting or defending party shall reimburse the other party for its reasonable out-of-pocket costs and expenses; provided, further, that each party may restrict the foregoing access and the disclosure of information to the extent that, (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege;

 provided, further, that with respect to clauses (i) through (iii) of this Section 4.02(b), the applicable party shall use its commercially reasonable efforts to (A) obtain the required consent of any such third party toprovide such access or disclosure, (B) develop an alternative to providing such information that is reasonably acceptable to each of the parties and (C) in the case of clauses (i) and (iii), enter into a joint defense agreement or implement such other techniques as parties determine would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.
Section 4.02 COOPERATION ON POST-CLOSING TAX MATTERS. The REIT and REIT Manager shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and contesting any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree: (a) to retain all books and records with respect to Tax matters pertinent to REIT Manager relating to any Pre-Closing Tax Period and to abide by all record retention agreements entered into with any Tax Authority; and (b) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the REIT and REIT Manager, as the case may be, shall allow the other party to take possession of such books and records.  Upon the REIT's, REIT Manager shall take any and all actions as are necessary to cause a valid election under Section 754 of the Code to be made with respect to any portion of the Contribution.
Section 4.03 RESTRICTIVE COVENANTS.
(a) Each of Michael V. Shustek and REIT Manager (collectively, solely for the purpose of this Section 4.03, the "Restricted Parties") covenants that, commencing on the Closing Date and ending on the three year anniversary of the Closing Date (the "Non-Competition Period"), he or it shall not, and shall not cause his or its respective Affiliates to, engage directly or indirectly in, in any capacity, or have any direct or indirect ownership interest in, or permit such Restricted Party's or any such Affiliate's name to be used in connection with, any business in the United States which is primarily engaged in the business of acquiring, investing in, owning, operating, or leasing parking lots, parking garages or other parking facilities (the "Restricted Business"); provided, however, that nothing in this Agreement shall prevent or restrict the Restricted Parties, or any of their respective Affiliates from any of the following:
(i)
owning equity interests, indebtedness or other securities representing not more than five percent (5%) of the equity capital of a company that is engaged in the Restricted Business, so long as the Restricted Party is not otherwise associated with the management of such company, including by serving on the board of directors or holding any other similar governing position;

(ii)	engaging in the business and activities as currently conducted by REIT Manager including the management of REIT Manager;
(iii)	engaging in any activities pursuant to or consistent with the Employment Agreement for Shustek; or
(iv)
owning, operating or leasing parking lots, parking garages or other parking facilities, directly or indirectly, as a result of loss mitigation, foreclosure or similar activities in connection with or incidental to investments in mortgage loans, mortgage servicing rights, mortgage-backed securities or other mortgage-related assets.

It is recognized that the Restricted Business is expected to be conducted in the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Section 4.03(b)) are therefore not appropriate.
(b) Each Restricted Party covenants that, during the Non-Competition Period, such Restricted Party shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the REIT or any of its Subsidiaries for purposes of diverting their business or services from the REIT or any of its Subsidiaries.
(c) Each Restricted Party covenants that, during the Non-Competition Period, such Restricted Party shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is, or was during the three-month period immediately prior to such solicitation, employed as an employee, contractor or consultant by the REIT or any of its Subsidiaries (including REIT Manager) during such period on a full- or part-time basis. The foregoing shall not prohibit any general solicitation of employees, contractors or consultants or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees, contractors or consultants.
(d) Each Restricted Party acknowledges that the restrictions contained in this Section 4.03 are reasonable and necessary to protect the legitimate interests of the REIT and constitute a material inducement to the REIT to enter into this Agreement and consummate the Transactions.  Each Restricted Party acknowledges that any violation of this Section 4.03 may result in irreparable injury to the REIT and agrees that the REIT shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.03, which rights shall be cumulative and in addition to any other rights or remedies to which the REIT may be entitled.
(e) By executing this Agreement, Shustek hereby represents, warrants and covenants, to the Company, that:
(i)
This Agreement has been duly executed and delivered by Shustek and constitutes the legal, valid and binding agreement of Shustek enforceable against him in accordance with the terms of this Section 4.03, subject to the Enforceability Exceptions.  Shustek has full power and authority to execute this Agreement.

(ii)
Shustek acknowledges that, as a beneficial owner of a portion of the Equity Interests in REIT Manager, Shustek will be entitled to receive consideration and other benefits in connection with the Transactions, and that his agreement to be bound by the provisions of Section 4.03 is a material inducement for the Company to enter into and to carry out the terms of this Agreement and consummate the Transactions.

(f) In the event that any covenant contained in this Section 4.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.03 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 4.04 PUBLICITY. So long as this Agreement is in effect, REIT Manager and the REIT shall consult with each other and give each other and the Independent Board Members a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to obtaining the consent of the other parties, except as may be required by applicable Law or duties under applicable Law. Notwithstanding this Section 4.04, no party shall be required to consult or obtain the consent of the other parties prior to making statements that are consistent with any previous press releases, public disclosures or public statements made by REIT Manager or the REIT in compliance with this Section 4.04.
Section 4.05 RESTRICTIONS ON RESALE OF THE CONSIDERATION. If requested by the Company in connection with any contemplated capital raise by the Company, REIT Manager hereby agrees that it shall not offer, sell, contract to sell, pledge or otherwise transfer or dispose of any of the Consideration or securities convertible or exchangeable or exercisable for any of the Consideration, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Consideration for a period not to exceed the lock-up period that otherwise would apply to other stockholders of the Company in connection with such capital raise; provided, however, that notwithstanding anything to the contrary herein, the foregoing restrictions shall not apply to transfers by REIT Manager to its affiliates, successors or any investment fund or other entity controlled or managed by the REIT Manager so long as such transferee remains an Affiliate or controlled or managed by REIT Manager and agrees in writing to be bound by the terms of this Section 4.05.
Section 4.06 EMPLOYEE MATTERS.
(a) The parties hereto acknowledge that, concurrently herewith, REIT Manager and the REIT are entering into the Employee Leasing Agreement, pursuant to which (i) REIT Manager will lease the Business Employees to the REIT during the period commencing on the Effective Date and ending on June 30, 2019 or such other date as may be mutually agreed by REIT Manager and the REIT (the "Employee Leasing Period"), and (ii) the REIT shall reimburse REIT Manager for certain costs incurred by REIT Manager with respect to such Business Employees during the Employee Leasing Period, as set forth in the Employee Leasing Agreement.  As soon as practicable following the Effective Date, but in no event later than ten (10) days prior to the end of the Employee Leasing Period, the REIT shall make or cause one of its Subsidiaries to make, offers of employment to all Business Employees then employed by REIT Manager (including any such employees who are not actively-at-work) to be effective as of 12:01 a.m. on July 1, 2019 or such other date as may be mutually agreed by REIT Manager and the REIT (in any case, the "Hire Date").  Each offer of employment by the REIT or a Subsidiary thereof pursuant to this Section 4.06(a) shall be in writing, shall be on an at-will basis (except to the extent provided in an Employment Agreement or unless otherwise determined by the REIT in its sole discretion) and shall include (i) an employment position and responsibilities that are substantially the same as or greater than such Business Employee's position and responsibilities as of immediately prior to the Hire Date, (ii) an annual base salary or hourly wage rate, as applicable, that is no less than the annual base salary or hourly wage rate, as applicable, provided to such Business Employee as set forth in the Employee Roll, (iii) a target annual bonus opportunity that is no less than the annual bonus paid to such Business Employee as set forth in the Employee Roll, and (iv) employee benefits (including health, welfare and retirement benefits) that are substantially similar, in the aggregate, to those provided to such Business Employee as set forth in the Employee Roll.  Each Business Employee who accepts employment with the REIT or a Subsidiary thereof and commences employment with the REIT or a Subsidiary thereof on or after the Hire Date shall hereinafter be referred to as a "Transferred Employee".  The REIT and REIT Manager intend that the transactions contemplated by this Agreement shall not result in a severance of employment of any Transferred Employee with respect to entitlement to severance benefits for purposes of any employee benefit plan, policy or agreement, and that the Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing, and the REIT and REIT Manager shall reasonably cooperate to ensure the same.
(b) With respect to each Transferred Employee, for a period of not less than one (1) year following such Transferred Employee's Hire Date, the REIT shall, or shall cause one of its Subsidiaries to, provide such Transferred Employee with (i) a base salary or hourly base wage (as applicable), target annual bonus opportunity and employee benefits that are no less favorable than those included in such Transferred Employee's employment offer from the REIT that complies with Section 4.06(a) above.  As soon as practicable following the Closing Date, the REIT shall adopt a severance policy covering non-executive Transferred Employees and other employees of the REIT, other than the Key Executives.  The severance policy shall provide that the Chief Executive Officer of the REIT shall determine severance for such employees, subject to the terms of the severance policy, which, among other requirements, shall limit severance benefits to no more than twelve (12) months of such employee's base salary.
(c) Effective as of the Hire Date, the REIT and its Affiliates shall recognize employment or service with REIT Manager (including any current or former Affiliate or any predecessor thereof) prior to the Hire Date of each Transferred Employee for purposes of determining eligibility for participation, vesting, eligibility and benefit accrual of such Transferred Employee under all employee benefit plans and policies maintained by the REIT or an Affiliate of the REIT following the Hire Date (collectively, the "REIT Benefit Plans") to the extent such credit was provided under the corresponding employee benefit plan in which such Transferred Employee participated immediately prior to the Hire Date, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (but excluding for purposes of benefit accrual under any defined benefit plan), except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the REIT shall (or shall cause its Affiliates to): (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any REIT Benefit Plan providing health, dental, hospital, vision, pharmaceutical or similar benefits to be waived with respect to Transferred Employees and their eligible dependents, except to the extent that such waiting period, exclusions or requirements applied to such Transferred Employee under the comparable employee benefit plan in which such Transferred Employee participated immediately before the Hire Date; and (ii) credit each Transferred Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Transferred Employee and his or her covered dependents under the employee benefit plans in which such Transferred Employee participated prior to the Hire Date during the plan year in which the Hire Date occurs for the purpose of determining the extent to which such Transferred Employee has satisfied the deductible, co-payment, or maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for such plan year under any REIT Benefit Plan providing health, dental, hospital, vision, pharmaceutical or similar benefits, as if such amounts had been paid in accordance with such plan.
(d) Following the Hire Date, the REIT shall make available under its equity incentive plan, a pool of not less than 500,000 shares of Common Stock for issuance to officers, employees and directors of the REIT and its Subsidiaries in the form of restricted stock or other equity-based awards.  Such pool shall be allocated and such awards shall be made by the Compensation Committee of the REIT Board, subject to the right of the REIT Board to approve such awards and subject to the terms and conditions of the Company's equity incentive plan, and after consulting with, and considering in faith the recommendations of, the Chief Executive Officer of the REIT or his designee.

(e) Effective as of 12:01 a.m. on the Hire Date, the Transferred Employees shall cease active participation in each employee benefit plan and each other benefit or compensation plan, program, policy, contract, agreement or arrangement sponsored or maintained by REIT Manager or any of its Affiliates (other than the REIT and its Subsidiaries).
(f) As of the Hire Date, the REIT shall, or shall cause one of its Affiliates to, take all actions necessary to cause the Transferred Employees to become eligible to participate in the REIT Benefit Plans that are group health plans, and each Transferred Employee shall thereupon become eligible to participate in the REIT Benefit Plans that are group health plans.
(g) As of the Hire Date, the REIT shall, or shall cause one of its Affiliates to, take all actions necessary to cause the Transferred Employees to become eligible to participate in a defined contribution retirement plan of the REIT or such Affiliate which is qualified or eligible for qualification under Section 401(a) of the Code (the "REIT 401(k) Plan"), and each Transferred Employee shall thereupon become eligible to participate in the REIT 401(k) Plan. The REIT agrees that each Transferred Employee who receives an "eligible rollover distribution" (within the meaning of Section 402(c)(4) of the Code) from the REIT Manager's 401(k) plan shall be eligible to rollover such distribution to the REIT 401(k) Plan.
(h) For purposes of determining the number of vacation or paid time-off days to which each Transferred Employee shall be entitled following the Closing, the REIT shall assume and honor all vacation or paid time-off days accrued or earned but not yet taken by such Transferred Employee as of the Effective Date.  To the extent that a Transferred Employee is entitled under any applicable Law or any policy of REIT Manager to be paid for any vacation or annual leave days accrued or earned but not yet taken by such Transferred Employee as of the Effective Date, the REIT shall discharge the liability for such vacation or paid time-off days.
(i) WARN Act and Other Notices.  The REIT shall not take any action during the ninety (90)-day period following the Hire Date with respect to the Business Employees that would give rise to a "plant closing" or "mass layoff" or group termination under the Worker Adjustment and Retraining Notification Act (as amended, the "WARN Act") and any similar federal, state or local Law of the United States or any other similar applicable Law, whether standing alone or when aggregated with applicable pre-Hire Date employee layoffs.  The REIT agrees to provide, or to cause its Affiliates to provide, any required notice under the WARN Act and any similar federal, state or local Law of the United States or any other similar applicable Law and to otherwise comply with the WARN Act and such other Law with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring on or after the Hire Date.  The REIT shall assume liability for, and fully indemnify and hold harmless REIT Manager and its Affiliates with respect to, any Liability incurred by REIT Manager or any of its Affiliates pursuant to the WARN Act or any similar applicable Law in connection with any Business Employee, to the extent such liability arises from actions of the REIT or any of its Affiliates on or after the Hire Date, including with respect to the actions described in the immediately preceding sentences including, without limitation, a failure to extend an offer of employment complying with the requirements of this Section 4.06 to a Business Employee.
(j) Notwithstanding anything herein to the contrary, REIT Manager and the REIT acknowledge and agree that all provisions contained in this Section 4.06 are included for the sole benefit of REIT Manager and the REIT, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any employee benefit plan; (ii) shall limit the right of REIT Manager, the REIT or any of their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan or other employee benefit plan, agreement or other arrangement following the Closing Date; or (iii) shall confer upon any Person who is not a party to this Agreement (including any

Transferred Employee, any current or former director, officer, employee or independent contractor of REIT Manager, or any participant in any employee benefit plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 4.07 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.
(a) Without limiting any rights that any manager, director, executive officer or employee of REIT Manager or of its Affiliates may have under any indemnification agreement or the organizational documents of REIT Manager or as otherwise afforded by applicable Law, all of which shall survive the Closing, anything to the contrary contained in any Transaction Document notwithstanding, or under the organizational documents of the REIT, in addition to, and not in limitation of any other indemnity rights contained in any Transaction Document, from and after the Effective Date, the REIT shall indemnify and hold harmless the current or former managers, directors, executive officers or employees of REIT Manager and Affiliates acting in their capacity as such (collectively, the "D&O Indemnified Parties") to the fullest extent authorized or permitted under applicable Law, as now or hereafter in effect, for acts or omissions by such D&O Indemnified Parties occurring prior to the Effective Date.
(b) As of the Effective Date or as soon as practicable thereafter, the REIT shall have obtain, and for a period of six years after the Effective Date, the REIT shall maintain in effect, with respect to the D&O Indemnified Parties, a policy of directors' and officers' liability insurance at a limit agreed to by REIT Manager and the REIT with respect to such individuals, in connection with the Business with respect to claims arising from, or related to facts or events which occurred at or before, the Effective Date.
ARTICLE V
 INDEMNIFICATION AND CLAIMS
Section 5.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations and warranties of REIT Manager and the REIT contained in this Agreement will survive until eighteen months after the Closing Date, provided that the REIT Manager Fundamental Representations and the REIT Fundamental Representations shall survive for a period of four years after the Closing Date.  The covenants and agreements herein or hereunder that are required to be performed by any Person after the Closing shall survive the Closing in accordance with their respective terms until performed.  Notwithstanding the foregoing, a claim given in good faith in accordance with this Article V in respect of a representation, warranty, covenant or agreement on or prior to the date on which the representation, warranty, covenant or agreement ceases to survive shall not thereafter be barred by the expiration of the survival period, and may be pursued thereafter without regard to such expiration.
Section 5.02 INDEMNIFICATION OF THE REIT. REIT Manager shall indemnify and hold harmless the REIT and its successors and stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the "REIT Indemnified Parties") from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any REIT Indemnified Party arising out of, resulting from, based upon or relating to:
(a) any breach, as of the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by such REIT Manager in Section 3.01 of this Agreement;

(b) any failure by REIT Manager to duly and timely perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement or any of the Transaction Documents, except to the extent that such failure results from any act or omission of the REIT; provided, that, notwithstanding anything to the contrary in this Agreement, a Restricted Party shall be solely liable for a breach caused by such Restricted Party of a covenant contained in Section 4.03, and REIT Manager shall not be liable for any such breach;
(c) any claim brought by a third party against any REIT Indemnified Party relating to the Retained Liabilities; and
(d) any act or omission for which REIT Manager would be required to provide indemnity to the REIT under the Management Agreement as in effect immediately prior to the Closing (regardless of whether the Management Agreement remains in effect, in accordance with the indemnification provisions of the Management Agreement, and not subject to the limitations with respect to survival periods or amounts as provided in Section 5.01 and Section 5.04 of this Agreement), to the extent such act or omission preceded the Closing.
Section 5.03 INDEMNIFICATION OF REIT MANAGER. The REIT shall indemnify and hold harmless REIT Manager and its respective successors and stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the "REIT Manager Indemnified Parties") from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any REIT Manager Indemnified Party arising out of, resulting from, based upon or relating to:
(a) any breach, as of the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the REIT in Section 3.02 of this Agreement or in any of the Transaction Documents, except to the extent that such breach results from any act or omission of REIT Manager;
(b) any failure by the REIT to duly and timely perform or fulfill any of its covenants or agreements required to be performed by them under this Agreement or any of the Transaction Documents, except to the extent that such failure results from any act or omission of REIT Manager; and
(c) any act or omission for which the REIT would be required to provide indemnity to REIT Manager under the Management Agreement as in effect immediately prior to the Closing (regardless of whether the Management Agreement remains in effect, in accordance with the indemnification provisions of the Management Agreement, and not subject to the limitations with respect to survival periods or amounts as provided in Section 5.02 and Section 5.04 of this Agreement), to the extent such act or omission preceded the Closing.
Section 5.04 LIMITATIONS.
(a) No amounts of indemnity shall be payable as a result of any claim arising under Section 5.02(a):
(i)
unless and until Losses claimed thereunder, when aggregated, are in excess of an amount equal to one percent (1%) of the amount of Consideration Value (the "Basket Amount"), in which case the REIT Indemnified Parties may recover the aggregate amount of all Losses payable thereunder; and

(ii)	in excess of an amount equal to ten percent (10.0%) of the amount of Consideration Value (the "Indemnity Amount") (aggregating all indemnity payments by REIT Manager under Sections 5.02(a));
provided, that none of the limitations set forth in this sentence of Section 5.04(a) shall be applicable with respect to Fraud or representations and warranties set forth in any of the REIT Manager Fundamental Representations and any claim related to Sections 5.02 (b), (c) or (d).  Subject to the foregoing limitations in this Section 5.04(a), in connection with any indemnifiable Losses arising out of Section 5.02(a), (b) and (c), other than for Fraud, the maximum liability of REIT Manager shall not exceed the Consideration Value.
(b) No amounts of indemnity shall be payable as a result of any claim arising under Section 5.03(a):
(i)
unless and until Losses claimed thereunder, when aggregated, are in excess of the Basket Amount, in which case the REIT Manager Indemnified Parties may recover the aggregate amount of all Losses in excess of the Basket Amount payable thereunder; and

(ii)	in excess of the Indemnity Amount (aggregating all indemnity payments by the REIT under Section 5.03(a)).
provided, that none of the limitations set forth in this sentence of Section 5.04(b) shall be applicable with respect to Fraud or representations and warranties set forth in any of the REIT Fundamental Representations and any claim related to Sections 5.03(b) or (c).  Subject to the foregoing limitations in this Section 5.04(b), in connection with any indemnifiable Losses arising out of Sections 5.03(a) or (b), other than for Fraud, the maximum liability of the REIT shall not exceed the Consideration Value.
(c) Notwithstanding anything to the contrary in this Agreement, for so long as REIT Manager holds Common Stock or is entitled to receive Common Stock pursuant to Section 1.01, REIT Manager shall satisfy any indemnification liability for which REIT Manager is liable:
(i)
first by delivery of Common Stock (or, if REIT Manager does not currently hold any Common Stock but is entitled to receive Common Stock pursuant to Section 1.01, then by a reduction of the next issuance of Common Stock pursuant to Section 1.01), having a value calculated in accordance with the NAV; and

(ii)	thereafter by wire transfer of immediately available funds.
Section 5.05 INDEMNIFICATION PROCEDURES. All claims for indemnification by any person seeking indemnification under this Article V (an "Indemnified Party") shall be asserted and resolved as follows:
(a) If an Indemnified Party intends to seek indemnification under this Article V, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and provide the Indemnifying Party with such additional relevant information in the Indemnifying Party's possession that the Indemnifying Party may reasonably request. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.
(b) If such claim involves a Third Party Claim against the Indemnified Party, the Indemnifying Party may, within thirty (30) days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest or that there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel; provided, that such counsel is reasonably satisfactory to the Indemnifying Party. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.05(b), the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder that imposes solely monetary obligations that are paid by the Indemnifying Party, does not contain a finding or admission of any violation of Law or any violation of the rights of any Person and contains an unconditional release of the Indemnified Party from all liability thereunder; provided, that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.05(b), the Indemnified Party shall: (i) not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld, conditioned or delayed; and (ii) cooperate with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of the assumption of the defense of such claim within the thirty (30) day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof and the Indemnifying Party shall cooperate reasonably with it in connection therewith. Except as otherwise expressly provided in this Section 5.05, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any costs and expenses incurred by such Indemnified Party in connection with the investigation and defense of such claim (including, without limitation, reasonable out of pocket attorneys' fees, other professionals' and experts' fees and court or arbitration costs) required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.
(c) If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the "Subject Materials") relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

Section 5.06 CHARACTER OF INDEMNITY PAYMENTS. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to or refund of the Consideration, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).
Section 5.07 REMEDIES.
(a) Each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the obligations of each other party hereto in the event that (i) all deliverables set forth in Section 2.02 required to be delivered or waived by the party seeking injunctive or other equitable relief hereunder (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur) have been so delivered or waived, and (ii) any party fails to complete the Closing by the Outside Date.
(b) Notwithstanding anything to the contrary contained in this Agreement, except for claims based on Fraud, claims based on Section 5.02(d) and Section 5.03(c) or claims for equitable relief pursuant to Section 4.03, the remedies expressly set forth in this Article 5 shall be the sole and exclusive remedy for the parties hereto and the other Indemnified Parties for any breach of any representation, warranty, covenant or other provision contained in this Agreement or otherwise relating to the subject matter of this Agreement. In furtherance of the foregoing, each party hereto (on behalf of itself and the other Indemnified Parties) hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or provision set forth herein or otherwise relating to the subject matter of this Agreement such party or other Indemnified Parties may have against the other party and each of its Affiliates and representatives arising under or based upon any Law, except in the case of Fraud or pursuant to the express indemnification provisions set forth in this Article 5. The REIT and REIT Manager hereby covenant and agree that neither shall bring any action for any breach of any representation, warranty, covenant, agreement or provision set forth herein or otherwise relating to the subject matter of this Agreement against any Person other than the other party hereto.
Section 5.08 SUBROGATION/INSURANCE. If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party's rights against any third party (including any employees) with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party's policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. With respect to any rights of any Indemnifying Party (including any employees) against a third party to which an Indemnified Party is entitled pursuant to the preceding sentence, such Indemnified Party shall use commercially reasonable efforts to preserve any rights that such Indemnifying Parties may have to make claims against third parties (including under applicable insurance policies) and the Indemnified Parties and the Indemnifying Parties shall cooperate with and assist the other in issuing notices of claims to such third parties, presenting claims for payment and collecting proceeds related thereto. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article V shall be net of the amount, if any, received by the Indemnified Party (after deducting all costs and expenses associated with recovering such amount) from any third party (including any insurance company or other insurance provider).
ARTICLE VI
 GENERAL PROVISIONS
Section 6.01 NOTICES. All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if: (a) hand delivered; (b) sent by reputable overnight courier service;  (c) emailed (provided receipt is acknowledged); or (d) sent by United States registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee's return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-Business Day, then such notice or communication so made shall be deemed effective on the first Business Day after the day of actual delivery. All such notices shall be addressed as follows:
If to the REIT:                    The Parking REIT, Inc.
 8880 W. Sunset Road, Suite 240
Las Vegas, Nevada  89148
 Attention:  John Dawson, Board Chairman
 Email: jdawson@dickinson-wright.com

With copies to (not constituting notice):       Morrison & Foerster LLP
 701 Wilshire Boulevard
 Los Angeles, California 90017
 Attention: Hillel T. Cohn
 Email: hcohn@mofo.com
If to REIT Manager:                MVP Realty Advisors, LLC
 8880 W. Sunset Road, Suite 240
Las Vegas, Nevada  89148
 Attention: Mike Shustek
 Email: mike@theparkingreit.com

With a copy to (not constituting notice):      Latham & Watkins LLP
 355 South Grand Avenue, Suite 101
 Los Angeles, CA 90071
 Attention: Brad Helms
 Email: brad.helms@lw.com
Section 6.02 ENTIRE AGREEMENT; AMENDMENTS. This Agreement (together with any exhibits and the other Transaction Documents) contains the entire agreement among the parties with respect to the Transactions, and shall supersede all previous oral and written agreements and all contemporaneous oral negotiations, commitments and understandings between the parties. This Agreement may be amended, changed, terminated or modified only by agreement in writing duly authorized (which authorization shall include approval of a majority of the independent directors of the Board of Directors of the REIT) and executed by all of the parties.
Section 6.03 SUCCESSORS AND ASSIGNS. The covenants, agreements, rights and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.
Section 6.04 FURTHER DOCUMENTS. Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the Transactions, whether before or after the Closing.

Section 6.05 GOVERNING LAW; JURISDICTION.
(a) This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of Laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b) All legal proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located within Maryland. Each of the parties hereby irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of any state or federal court located within Maryland, for the purpose of any legal proceeding arising out of or relating to this Agreement and the Transactions brought by any party; (ii) agrees not to commence any such legal proceeding except in such courts; (iii) agrees that any claim in respect of any such legal proceedings may be heard and determined in any state or federal court located within Delaware; (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such legal proceeding; and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such legal proceeding. Each of the parties agrees that a final judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.
Section 6.06 COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one (1) agreement.
Section 6.07 CONSTRUCTION OF AGREEMENT. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.
Section 6.08 NO WAIVER. A waiver by any party hereto of a breach of or failure to perform any of the covenants or agreements in this Agreement to be performed by any other party shall not be construed as a waiver of any succeeding breach of or failure to perform the same or other covenants, agreements, restrictions or conditions of this Agreement.  No waiver shall be effective unless duly authorized (which authorization, relating to the REIT, shall include approval of a majority of the independent directors of the Board of Directors of the REIT) and memorialized in a writing signed by the party against whom such waiver is to be effective.
Section 6.09 SEVERABILITY. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by Law.
Section 6.10 HEADINGS. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to sections and exhibits are to sections and exhibits of this Agreement, unless otherwise indicated.

Section 6.11 INTERPRETATION. For purposes of this Agreement, the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to "dollars" or "$" shall mean United States Dollars.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
THE PARKING REIT, INC., a Maryland corporation

By: /s/ John Dawson
Name:  John Dawson
Title: Chairman of the Board

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MVP REALTY ADVISORS, LLC, dba THE PARKING REIT ADVISORS,
a Nevada limited liability company

By: /s/Michael V. Shustek
Name:Michael V. Shustek
Title: Manager

FOR PURPOSES OF SECTION 1.01(c):

VESTIN REALTY MORTGAGE I, INC., a Maryland corporation

By: /s/Michael V. Shustek
Name: Michael V. Shustek
Title: Chief Executive Officer

FOR PURPOSES OF SECTION 1.01(c):

VESTIN REALTY MORTGAGE II, INC., a Maryland corporation

                        By: /s/Michael V. Shustek
                        Name: Michael V. Shustek
                        Title: Chief Executive Officer

FOR PURPOSES OF SECTION 4.03:

MICHAEL V. SHUSTEK

                         /s/Michael V. Shustek
Michael V. Shustek

EXHIBIT A
 DEFINED TERMS

 "2015 Incentive Plan" means the MVP REIT II, Inc. Incentive Plan, dated as of September 22, 2015.
 "Accrued Management Fee" means the amount of the Asset Management Fee (as defined in the Management Agreement) that has accrued and is unpaid or earned under the Management Agreement through (and including) the Closing Date; provided that, for avoidance of doubt, the Accrued Management Fee shall not include any Subordinated Compensation (as defined in the Management Agreement).
 "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlling", "controlled by" and "under common control with") means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
 "Agreement" is defined in the preamble.
 "Anti-Corruption Laws" means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (b) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.
 "Anti-Terrorism Law" means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
 "Assignment and Assumption Agreement" is defined in Section 2.02(a).
 "Author" is defined in the Section 3.02(v)(iii).
 "Basket Amount" is defined in Section 5.04(a)(i).
 "Bill of Sale" is defined in Section 2.02(a).
 "Business" means the asset management of the Company and its subsidiaries as currently conducted by REIT Manager pursuant to the Management Agreement.
 "Business Day(s)" means a day, other than a Saturday or Sunday or any other day on which commercial banking institutions in New York, New York are not open for the transaction of normal banking business.
 "Business Employee" is defined in Section 3.01(m)(i).
 "Business Insurance Policies" is defined in Section 3.02(y).
 "Closing" is defined in Section 2.01.
 "Closing Date" is defined in Section 2.01.
 "Code" means the Internal Revenue Code of 1986, as amended.

 "Collective Bargaining Agreement" is defined in Section 3.02(n)(ii).
 "Common Stock" is defined in Section 3.03(d).
 "Consideration" is defined in Section 1.01(a).
 "Consideration Value" means an amount equal to (A) 1,600,000, multiplied by (B) the NAV.
 "Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral (and all amendments or modifications thereto) to which REIT Manager is a party that are legally binding on REIT Manager.
 "Contribution" is defined in Section 1.01(a).
 "Current Balance Sheet" is defined in Section 3.02(r)(ii).
 "D&O Indemnified Parties" is defined in Section 4.07.
 "Designated Person" means any Person who: (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control or any other similar lists maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation; (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner who violates Section 2 of the Executive Order; or (c) (i) is an agency of the government of a country, (ii) is an organization controlled by a country or (iii) is a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
 "Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
 "Effective Date" is defined in the preamble.
 "Employee Leasing Agreement" means that certain Employee Leasing Agreement between REIT Manager and the REIT, substantially in a form attached hereto as Exhibit J.
"Employment Agreements" is defined in Section 2.02(a)(viii).
 "Employee Roll" is defined in Section 3.01(m).
 "Encumbrances" means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements or other adverse claims or restrictions on title or transfer of any nature whatsoever.
 "Enforceability Exceptions" is defined in Section 3.01(b).

 "Equity Interests" means: (a) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury); (b) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the Laws of the jurisdiction of organization of such entity, units, interests or other partnership or limited liability company interests; or (c) any other equity ownership.
 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
 "ERISA Affiliate" means with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
 "Excluded Assets" means (a) any ownership interest held by REIT Manager in MVP Parking DST, LLC, a Delaware limited liability company, and/or MVP REIT II, Inc., a Maryland corporation; (b) any Contract between the REIT Manager and any of its employees; and (c) any Manager Plan.
 "Excluded Taxes" means any Taxes relating to (a) the Retained Liabilities and (b) federal and/or income Taxes of the REIT Manager arising in the Pre-Closing Tax Period
 "Executive Order" means Executive Order No. 13224 on Terrorist Financings:—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 132684, as so amended.
 "Financial Statements" is defined in Section 3.02(r)(ii).
 "Fraud" means (a) with respect to REIT Manager, the actual fraud of REIT Manager with respect to (i) the making of any representations and warranties in Section 3.01 of this Agreement (as modified by the Schedules) or in any Transaction Documents, or (ii) the making of the covenants or agreements of REIT Manager in this Agreement or in any Transaction Document, in each case which involves a knowing and intentional misrepresentation with the intent to deceive the REIT or its Affiliates and upon which the REIT or such Affiliates actually have relied (it being understood and agreed that, for the avoidance of doubt, the REIT and its Affiliates have relied upon the representations, warranties and covenants in this Agreement (as modified by the Schedules) or in any Transaction Documents), and for the avoidance of doubt, does not include claims based on constructive knowledge, negligent misrepresentation or a similar theory under applicable tort laws and (b) with respect to the REIT, the actual fraud of the REIT with respect to (i) the making of any representations and warranties in Section 3.02 of this Agreement or in any Transaction Documents, or (ii) the making of the covenants or agreements of the REIT in this Agreement or in any Transaction Document, in each case which involves a knowing and intentional misrepresentation with the intent to deceive REIT Manager or its Affiliates and upon which REIT Manager or such Affiliates actually have relied (it being understood and agreed that, for the avoidance of doubt, REIT Manager and its Affiliates have relied upon the representations, warranties and covenants in this Agreement or in any Transaction Documents), and for the avoidance of doubt, does not include claims based on constructive knowledge, negligent misrepresentation or a similar theory under applicable tort laws.
 "Governmental Authority(ies)" means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

 "Governmental Licenses" is defined in Section 3.02(q).
 "Indebtedness" means, as to any Person: (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured); (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business; (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all obligations of such Person under leases which have been or should be, in accordance with United States generally accepted accounting principles, recorded as capital leases; (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (h) all guarantees by such Person of the Indebtedness of any other Person.
 "Indemnified Party" is defined in Section 5.05.
 "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article V.
 "Indemnity Amount" is defined in Section 5.04(a)(ii).
 "Independent Board Members" is defined in the recitals.
 "Information Privacy, Security, and Consumer Protection Laws" means all applicable Legal Requirements concerning the privacy or security of Personal Information (including, to the extent applicable to the Business, any laws of jurisdictions where the Personal Information was collected), and all regulations promulgated thereunder, including, if applicable to the Business, HITECH, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children's Online Privacy Protection Act, the Computer Fraud and Abuse Act, state social security number protection laws, state data breach notification laws and any Legal Requirements applicable to the Business concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing).
 "Intellectual Property" means all of the following forms of intellectual property and all rights therein in any jurisdiction: (a) registered and unregistered trademarks, trade names, service marks, brand names, logos and slogans, and all applications and registrations therefor, and all goodwill associated therewith; (b) patents, patent applications, invention disclosures and inventions conceived or reduced to practice prior to the Closing Date, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Closing Date, and all reissues thereof and all reexamination certificates issuing therefrom; (c) copyrights, including all related copyright applications and registrations and moral rights; (d) confidential information, know-how and trade secrets, whether or not reduced to practice; (e) domain names and all related registrations; (f) all computer and electronic data processing programs and software programs and related documentation; (g) rights of publicity and privacy; (h) the right to sue for and recover damages, assert, settle or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing; and (a) licenses, options to license and other contractual rights to use any of the foregoing.
 "Key Executives" means Michael V. Shustek, Daniel Huberty, and James Kevin Bland.
 "Knowledge" means the actual knowledge, after reasonable inquiry, (a) with respect to the REIT Manager the Key Executives and (b) with respect to the Company, John Dawson.
 "Law(s)" means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, decrees, policies, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.
 "Leased Real Property" is defined in Section 3.02(t)(i).
 "Legal Requirement(s)" means any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority.
 "Losses" means any and all damages, fines, fees, penalties, liabilities, losses and costs and expenses (including interest, court costs and fees, reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that Losses shall not include any indirect, special, punitive, incidental or consequential damages (other than any such damages asserted in a claim by a third party).
 "made available" means (a) filed with the SEC and publicly available on the SEC's website, (b) posted in the electronic data room established for purposes of the Transactions and made available to the Independent Board Members in such data room, or (c) provided to legal counsel to the Independent Board Members by e-mail, in each case, at least five (5) Business Days prior to the Effective Date.
 "Management Agreement" is defined in the recitals.
 "Manager Plan" means any Plan maintained by REIT Manager or any of its Subsidiaries, or to which REIT Manager or any of its Subsidiaries contributes or is obligated to contribute or otherwise has any liability.
 "Material Adverse Effect" means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of REIT Manager taken as a whole, or (ii) prevent, materially impede or materially delay the ability of REIT Manager to consummate the Transactions; provided, however, that in the case of the immediately preceding clause (i), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: any Effect arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles, (c) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the Transactions, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters, (f) the public announcement or pendency of the Transactions or (g) any Effect that has been cured prior to the Closing; provided further, however, that any Effect arising out of or resulting from the matters described in clauses (a), (b), (d) or (e) shall not be excluded if and to the extent that such Effect disproportionately affects REIT Manager taken, taken as a whole, as compared to other Persons engaged in the businesses in which REIT Manager is engaged.
 "Material Contracts" is defined in Section 3.02(g).
 "NAV" means an amount equal to $19.77 per share of Common Stock.
 "Non-Competition Period" is defined in the Section 4.03(a).
 "OP" is defined in the recitals.
 "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).
 "Person(s)" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
 "Personal Information" means all information that identifies, or could reasonably be used to identify or is otherwise identifiable with an individual or individual's device (i.e. device identifiers, IP address, MAC address, or other device identifier) and includes any information combined with other Personal Information (e.g. geolocation), including demographic information, financial information, and any information that is regulated or protected by one or more Information Privacy, Security, and Consumer Protection Laws.
 "Plan" means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA, including any "employee benefit plan" within the meaning of Section 3 (3) of ERISA.
 "Pre-Closing Cash" means cash held by REIT Manager immediately prior to the Closing, which shall exclude cash whose use is restricted (e.g., cash posted as reserves for insurance coverage, cash posted as collateral for letters of credit, cash deposited to secure utility service or payments, and cash deposits received from prospective or actual lessees).
 "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and any period through the Closing Date in the case of a taxable period beginning before and ending after the Closing Date.
 "Preferred Stock" is defined in Section 3.03(d).
 "Registration Rights Agreement" is defined in Section 2.02(a).

 "REIT" is defined in the preamble.
 "REIT Board" is defined in the recitals.
 "REIT Board Financial Advisor" is defined in Section 3.03(e).
 "REIT Fundamental Representations" means the representations set forth in Section 3.02(a) (Organization and Qualification), Section 3.02(c) (Due Authorization; Approvals) and Section 3.02(d) (Capitalization).
 "REIT Indemnified Parties" is defined in Section 5.02.
 "REIT Manager" is defined in the preamble.
 "REIT Manager Fundamental Representations" means the representations set forth in Section 3.01(a) (Organization and Qualification), Section 3.01(b) (Due Authorization; Approvals), Section 3.01(k) (Tax Matters) and Section 3.01(f) (Title to Assets).
 "REIT Manager Indemnified Parties" is defined in Section 5.03.
 "REIT Material Adverse Effect" means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the REIT, taken as a whole, or (ii) a material adverse effect on the ability of the REIT and its Subsidiaries to consummate the Transactions; provided, however, that in the case of the immediately preceding clause (i), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a REIT Material Adverse Effect: any Effect arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles, (c) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the Transactions, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters, (f) any decline in the market price, or change in trading volume, of the capital stock of the REIT or any failure to meet publicly announced revenue or earnings projections (provided, that any event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a REIT Material Adverse Effect if not falling into one of the other exceptions contained in this definition), (g) the public announcement or pendency of the Transactions or (h) any Effect that has been cured prior to the Closing; provided further, however, that any Effect arising out of or resulting from the matters described in clauses (a), (b), (d) or (e) shall not be excluded if and to the extent that such Effect disproportionately affects the REIT and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the businesses in which the Company or any of its subsidiaries is engaged.
 "REIT SEC Filings" means all forms, reports, schedules, statements and documents (including all exhibits to such forms, reports, schedules, statements and documents) filed or furnished with the SEC by the REIT, including any amendments or supplements thereto, from and after January 1, 2017 to the Closing Date.
 "Relative Interest" is defined in Section 1.01(c).

 "Restricted Business" is defined in Section 4.03(a).
 "Restricted Parties" is defined in Section 4.03(a).
 "Retained Liabilities" means the obligation of REIT Manager, Shustek and certain of their affiliates (collectively, the "Manager Entities") to perform any and all services requested by the REIT in connection with any agreement, whether currently in effect or that may from time to time be entered into by the REIT or any Affiliate of the REIT (together with the REIT, collectively, the "Company Parties"), pursuant to which any Company Party or an Affiliate of a Company Party borrows funds or is a guarantor with regard to any borrowed funds (such documents, collectively, the "Loan Documents"), including, without limitation, (i) maintaining the ownership and management structure of each Manager Entity in a manner that complies with any requirement set forth in the Loan Documents, (ii) complying with any and all representations, warranties and covenants in the Loan Documents and (iii) cooperating and taking, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to comply with any request made by a lender, servicer or other person performing similar functions relating to any Loan Document. "Retained Liabilities" shall also include (a) Excluded Taxes and (b) any liability or obligation of REIT Manager of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) solely related to the Excluded Assets.
 "SDAT" means the Maryland State Department of Assessments and Taxation.
 "SEC" means the Securities and Exchange Commission.
 "Services Agreement" is defined in Section 2.02(a).
 "Shustek" is defined in the preamble.
 "Subject Materials" is defined in Section 5.05(c).
 "Subordinated Compensation" has the meaning set forth in the Management Agreement.
 "Subsidiary" means, with respect to any Person, any other Person (a) of which the first Person owns directly or indirectly fifty percent (50%) or more of the Equity Interests in the other Person, (b) of which the first Person or any other Subsidiary of the first Person is a general partner or (c) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person's Subsidiaries.
 "Tax" means any and all taxes, governmental fees, imposts, levies or other like assessments or charges of any kind whatsoever (including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, alternative, environmental, inventory, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property (real or personal) and estimated taxes and customs duties), whether federal, state, local, foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority.
 "Tax Authority" means any Governmental Authority responsible for the assessment, imposition, collection, or administration of any Tax.

 "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.
 "Third Party Claim" means a third party action which constitutes a matter: (a) for which an Indemnified Party is entitled to indemnification under Article V; or (b) which if determined adversely to the applicable Indemnified Party, would provide a basis for a claim for indemnification under Article V.
 "Transaction Documents" is defined in Section 2.02.
 "Transactions" means the Contribution and the other transactions contemplated by this Agreement and the Transaction Documents.
 "Transferred Assets" means all assets, rights and properties of REIT Manager, other than the rights of REIT Manager under the Transaction Documents and other than the Excluded Assets. Notwithstanding anything to the contrary herein, the Transferred Assets shall not include (i) any attorney-client privilege of REIT Manager or associated with the Business as a result of legal counsel representing REIT Manager, including in connection with the transactions contemplated by the Agreement; and (ii) all files maintained by legal counsel as a result of representation of REIT Manager or associated with the Business as a result of legal counsel representing REIT Manager, and all files maintained by REIT Manager, in connection with the transactions contemplated by this Agreement.
 "Transferred Intellectual Property" means: (a) all Intellectual Property owned by REIT Manager and used in the Business; and (b) all licenses of Intellectual Property used in the Business to which REIT Manager is a party (other than licenses for off-the-shelf computer software that is generally available to the public on commercially reasonable terms which are non-transferrable).
 "Transferred Liabilities" means any liability or obligation of REIT Manager of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, other than the Retained Liabilities.